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                                         For more information, contact
                                       Charlotte Walker (415) 286-6025
                                                 cwalker@sanctuary.com




                                                 FOR IMMEDIATE RELEASE


   Sanctuary Woods Closes Additional $804,000 In Financing
          Total Proceeds in Excess of $5.3 Million

SAN MATEO, Calif., September 30, 1996-Charlotte Walker, president of Sanctuary Woods Multimedia Corporation (V:SWD), announced today that the educational software company has received and closed an additional $804,000 in financing.

This round is expected to be the final closing of the financing announced September 19, 1996, and brings the total proceeds of the financing to US$5.354 million. The proceeds will be used for working capital and to pay down the existing line of credit and payables balances. The financing consists of 8% debentures convertible into the Company's common stock at a $0.55 per share conversion price, with a due date of July 31, 1999, which automatically convert at maturity, if not previously converted. In addition, for each $2.00 invested, investors have been granted three-year warrants to purchase one share of the Company's common stock with a strike price of $0.6875 per share, yielding an aggregate total of 2,677,000 warrants issued to the purchasers in the financing.

Sanctuary Woods is the developer of educational software including NFL Math, NFL Reading and Major League Math. The company is headquartered in San Mateo, Calif.

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Sanctuary Woods is a registered trademark of Sanctuary Woods
Multimedia Corporation. NFL is a trademark of the National Football League. Major League Math is a trademark of Major League Baseball
Properties, Inc.